POWER OF ATTORNEY

IVEDA SOLUTIONS, INC.

1. Designation of Attorneys-in-Fact. The undersigned hereby designates each of Gary J. Kocher and Elisabeth McNeil, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below.

2. Powers of Attorney-in-Fact. Each attorney-in-fact, as fiduciary, shall have the authority to sign all such U.S. Securities and Exchange Commission (“SEC”) reports, forms, and other filings, specifically including, but not limited to, Forms 3, 4, 5, and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

3. Effectiveness. This Power of Attorney shall become effective upon the execution of this document.

4. Duration. This Power of Attorney shall remain in effect until revoked by me. This Power of Attorney shall not be affected by disability of the principal.

5. Revocation. This Power of Attorney may be revoked in writing at any time by my giving written notice to the attorney-in-fact. If this Power of Attorney has been recorded, the written notice of revocation shall also be recorded.

Date: November 20, 2013.

Robert J. Brilon
Robert J. Brilon

STATE OF _Arizona____ )

COUNTY OF Maricopa___ )

SIGNED OR ATTESTED before me on _November 20__, 2013, by Robert J. Brilon.

Susan Lahargoue
Signature of Notary Public
Susan Lahargoue
(SEAL)	Typed Name of Notary Public
Residing at:15150 N. Hayden Rd., Suite 106
My commission expires:1/17/2015